Exhibit 10.1
SECOND AMENDMENT TO CREDIT AGREEMENT
     THIS SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of the 13th day of June, 2008 (this “Amendment”), is entered into among IntercontinentalExchange, Inc., a Delaware corporation (the “Borrower”), the Lenders (as defined in the hereinafter defined Credit Agreement) party hereto, Wachovia Bank, National Association, as Administrative Agent for the Lenders (“Wachovia”), and Bank of America, N.A., as Syndication Agent for the Lenders (“BofA”).
RECITALS
     A. The Borrower, the Lenders, Wachovia and BofA are parties to that certain Credit Agreement, dated as of January 12, 2007, as amended by the First Amendment to Credit Agreement, dated as of August 24, 2007 (as further amended, restated and modified from time to time, the “Credit Agreement”) providing for a term loan facility in the aggregate principal amount of $250,000,000 and a revolving credit facility in the aggregate principal amount of $250,000,000. Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement.
     B. The Borrower has requested certain amendments to the Credit Agreement and the Administrative Agent and the Required Lenders have agreed to make such amendments on the terms and conditions set forth herein.
STATEMENT OF AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT
     1.1 Amendments to Section 1.1 (Defined Terms).
(a)	The following definitions are hereby added to Section 1.1 of the Credit Agreement in appropriate alphabetical order:
     “Cash Collateral Account” has the meaning given to such term in Section 2.19(h).
     “ICE Clear Europe” shall mean ICE Clear Europe Limited, a private limited company incorporated in England and Wales and a Wholly Owned Subsidiary of the Borrower.

     “ICE Clear Europe Payment Services Agreement” shall mean the Payment Services Agreement between ICE Clear Europe and Citibank, N.A., London Branch, in a form reasonably acceptable to the Administrative Agent, for the purpose of providing an intraday liquidity line of credit to handle timing differences between receipts from and payments to clearing house members, and any renewal, replacement, refinancing or extension of such Indebtedness that does not increase the outstanding principal amount thereof.
     “ICE Liquidity Revolver” shall mean a $150,000,000 revolving credit facility, proposed to be dated as of June 27, 2008, by and among the Borrower, ICE Clear Europe, the lenders named therein and Wachovia Bank, National Association, as administrative agent for the lenders, and any renewal, replacement, refinancing or extension of such Indebtedness that does not increase the outstanding principal amount thereof.
     “Issuing Lender” means Wachovia in its capacity as issuer of the Letters of Credit, and its successors in such capacity.
     “Letter of Credit Exposure” means, with respect to any Revolving Credit Lender at any time, such Lender’s ratable share (based on the proportion that its Revolving Credit Commitment bears to the aggregate Revolving Credit Commitments at such time) of the sum of (i) the aggregate Stated Amount of all Letters of Credit outstanding at such time and (ii) the aggregate amount of all Reimbursement Obligations outstanding at such time.
     “Letter of Credit Maturity Date” means the fifth Business Day prior to the Revolving Credit Maturity Date.
     “Letter of Credit Notice” has the meaning given to such term in Section 2.19(b).
     “Letters of Credit” has the meaning given to such term in Section 2.19(a).
     “Reimbursement Obligation” has the meaning given to such term in Section 2.19(d).
     “Second Amendment” shall mean the Second Amendment to Credit Agreement, dated as of June 13, 2008, among the Borrower, the Lenders party thereto, and the Administrative Agent.
     “Second Amendment Effective Date” shall mean the date upon which the conditions to the effectiveness of the Second Amendment set forth in Article II thereof are satisfied or waived in accordance with their terms.

     “Stated Amount” means, with respect to any Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).
(b)	The following definitions in Section 1.1 of the Credit Agreement are hereby amended as follows:
     The definition of “Aggregate Revolving Credit Exposure” is hereby amended by deleting the word “and” which appears before clause (ii) and substituting a comma therefor and by adding the following at the end of such definition: “and (iii) the aggregate Letter of Credit Exposure of all Revolving Credit Lenders at such time.”
     The definition of “Credit Documents” is hereby amended by adding the following after the words “the Notes” on the first line thereof: “, the Letters of Credit”.
     The definition of “Defaulting Lender” is hereby amended by adding the following immediately prior to the words “Swingline Loans” on the third line thereof: “a participation interest in Letters of Credit or”.
     The definition of “Permitted Acquisition” is hereby amended by deleting the figure “$100,000,000” in subsection (v) thereof and substituting therefor the figure “$200,000,000” and further inserting the following parenthetical prior to the period at the end of subsections (v) and (vii) thereof:
     ”(for the avoidance of doubt, if after giving effect to such Acquisition, the Total Leverage Ratio on a Pro Forma Basis is less than 1.5 to 1.0, the requirements of this subsection shall be deemed to be satisfied)”
     The definition of “Required Lenders” is hereby amended by adding the following after the words “Loans” on the third and seventh lines thereof: “, Letter of Credit Exposure”.
     The definition of “Required Revolving Credit Lenders” is hereby amended by adding the following after the words “Revolving Loans” on the third and seventh lines thereof: “, Letter of Credit Exposure”.
     The definition of “Revolving Credit Commitment” is hereby amended by adding the following after the words “Revolving Loans” on the second line thereof: “and participate in Letters of Credit”.
     The definition of “Revolving Credit Exposure” is hereby amended by deleting the word “and” which appears before clause (ii) and by adding the following at the end of such definition: “and (iii) such Lender’s Letter of Credit Exposure at such time.”
     The definition of “Unutilized Revolving Credit Commitment” is hereby amended by deleting the word “and” which appears before clause (ii) and substituting a comma therefor and by adding the following at the end of such definition: “and (iii) such Lender’s Letter of Credit Exposure at such time.”

     1.2 Amendment to Section 2.3 (Disbursements; Funding Reliance; Domicile of Loans). Section 2.3(c) of the Credit Agreement is hereby amended by inserting the words “and Letters of Credit” immediately following the words “Swingline Loans” on the second line thereof.
     1.3 Amendments to Section 2.6 (Mandatory Payments and Prepayments). Section 2.6 of the Credit Agreement is hereby amended as follows:
(a) Delete in its entirety clause (iii) and the word “and” which appears before clause (iii) in subsection (e) thereof and substitute therefor the following new clauses (iii) and (iv):
“(iii) third, to reduce the outstanding principal amount of the Revolving Loans (with a corresponding permanent reduction of the Revolving Credit Commitments to an amount not less than $100,000,000) and (iv) fourth, to the extent of any excess remaining after application as provided in clauses (i), (ii) and (iii) above, to pay any outstanding Reimbursement Obligations and, to the extent of any excess remaining, to cash collateralize Letter of Credit Exposure.”
(b) A new subsection 2.6(g) is added as follows:
     “(g) In the event that, at any time, the Aggregate Revolving Credit Exposure (excluding the aggregate amount of any Swingline Loans to be repaid with proceeds of Revolving Loans made on the date of determination) shall exceed the aggregate Revolving Credit Commitments at such time (after giving effect to any concurrent termination or reduction thereof), the Borrower will immediately prepay the outstanding principal amount of the Swingline Loans and, to the extent of any excess remaining after prepayment in full of outstanding Swingline Loans, the outstanding principal amount of the Revolving Loans in the amount of such excess; provided that, to the extent such excess amount is greater than the aggregate principal amount of Swingline Loans and Revolving Loans outstanding immediately prior to the application of such prepayment, the amount so prepaid shall be retained by the Administrative Agent and held in the Cash Collateral Account as cover for Letter of Credit Exposure, as more particularly described in Section 2.19(h), and thereupon such cash shall be deemed to reduce the aggregate Letter of Credit Exposure by an equivalent amount.”
     1.4 Amendments to Section 2.9 (Fees). Section 2.9 of the Credit Agreement is hereby amended by inserted the following after subsection (b) thereof:
     “(c) To the Administrative Agent, for the account of each Revolving Credit Lender, a letter of credit fee for each calendar quarter (or portion thereof) in respect of all Letters of Credit outstanding during such quarter, at a per annum rate equal to the Applicable Percentage in effect from time to time during such quarter for Revolving Loans that are maintained as LIBOR Loans, on such Lender’s ratable share (based on the proportion that its Revolving Credit Commitment bears to the aggregate Revolving Credit Commitments) of the daily average aggregate Stated Amount of such Letters of Credit, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the later of the

Revolving Credit Termination Date and the date of termination of the last outstanding Letter of Credit;
     (d) To the Issuing Lender, for its own account, a fronting fee for each calendar quarter (or portion thereof) in respect of all Letters of Credit outstanding during such quarter, at a per annum rate of 0.125% on the daily average aggregate Stated Amount of such Letters of Credit, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the later of the Revolving Credit Termination Date and the date of termination of the last outstanding Letter of Credit; and
     (e) To the Issuing Lender, for its own account, such commissions, transfer fees and other fees and charges incurred in connection with the issuance and administration of each Letter of Credit as are customarily charged from time to time by the Issuing Lender for the performance of such services in connection with similar letters of credit, or as may be otherwise agreed to by the Issuing Lender, but without duplication of amounts payable under Section 2.9(d).”
     1.5 Amendments to Section 2.12 (Method of Payments; Computations; Apportionment of Payments). Section 2.12 of the Credit Agreement is hereby amended by deleting in its entirety clause (v) of subsection (e) thereof and substituting the following therefor:
     “(v) fifth, to the payment of the outstanding principal amount of the Obligations (including the payment of any outstanding Reimbursement Obligations and the obligation to cash collateralize Letter of Credit Exposure);”
     1.6 Amendments to Section 2.15 (Increased Costs; Change in Circumstances; Illegality): Subsections (a) and (b) of Section 2.15 are hereby deleted in their entirety and the following is substituted therefor:
     “(a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except the Reserve Requirement reflected in the LIBOR Rate) or the Issuing Lender;
     (ii) subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.16 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Lender); or
     (iii) impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or the Issuing Lender, the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.
     (b) If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any Lending Office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.”
     1.7 Amendment to Section 2.18 (Replacement of Lenders; Mitigation of Costs). Section 2.18(a) of the Credit Agreement is hereby amended by inserting the words “or any funded participations in Letters of Credit not refinanced through the Borrowing of Revolving Loans” immediately after the word “Loans” on the second line of clause (ii) thereof.
     1.8 Amendments to Article II. Article II of the Credit Agreement is hereby amended by inserting a new Section 2.19 in the form of Annex A attached hereto.
     1.9 Amendments to Section 3.2 (Conditions of All Borrowings). Section 3.2 of the Credit Agreement is hereby amended as follows:
(a) The following is inserted after the words “Section 2.2(e)” on the third line thereof:
“or for the purpose of paying unpaid Reimbursement Obligations pursuant to Section 2.19(e)), and the obligation of the Issuing Lender to issue any Letters of Credit hereunder,”.
(b) The following is inserted after the words “Section 2.2(d),” on the third line of subsection (a) thereof:
“or (together with the Issuing Lender) a Letter of Credit Notice in accordance with Section 2.19(b),”

(c) The following is inserted after the parenthetical ending on the fourth line of subsection (b) thereof:
“or such date of issuance of a Letter of Credit”
(d) The following is inserted after the words “Loans to be made” on the sixth line of subsection (b) thereof and the second line of subsection (c) thereof:
“or Letter of Credit to be issued”
(e) The final paragraph thereof is deleted in its entirety and the following substituted therefor:
“Each giving of a Notice of Borrowing, a Notice of Swingline Borrowing or a Letter of Credit Notice, and the consummation of each Borrowing or issuance of a Letter of Credit, shall be deemed to constitute a representation by the Borrower that the statements contained in Sections 3.2(b) or 3.2(c) are true, both as of the date of such notice or request and as of the relevant Borrowing Date or date of issuance.”
     1.10 Amendments to Articles V, VI and VII. The preamble to Articles V, VI and VII of the Credit Agreement are hereby deleted in their entirety and the following substituted therefor:
“The Borrower covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full in cash of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all fees, expenses and other amounts then due and owing hereunder:”
     1.11 Amendments to Section 5.10 (Permitted Acquisitions). Section 5.10 of the Credit Agreement is hereby amended as follows:
(a) The following is inserted after the word “Acquisition” at the beginning of the second line of subsection (a) thereof:
“or such later date reasonably acceptable to the Administrative Agent”
(b) Delete the figure “$50,000,000” at the end of the third line of subsection (a) thereof and on the fifth line of subsection (b) thereof and substitute therefor “$200,000,000”.
(c) The following is inserted at the end of subsection (b) thereof:
“and such other information about such Permitted Acquisition and the relevant Target as the Administrative Agent shall reasonably request.”
     1.12 Amendments to Section 7.2 (Indebtedness). Section 7.2 of the Credit Agreement is hereby amended as follows:

(a) Delete the word “and” from the end of clause (viii) thereof, change clause (ix) thereof to become the new clause (xiii) thereof and insert immediately after clause (viii), new clauses (ix), (x), (xi) and (xii) as follows:
     “(ix) Indebtedness of the Borrower under the ICE Liquidity Revolver;
     (x) Indebtedness of ICE Clear Europe under the ICE Clear Europe Payment Services Agreement not exceeding $150,000,000 in aggregate principal amount outstanding;
     (xi) Indebtedness consisting of Guaranty Obligations of the Borrower with respect to the ICE Clear Europe Payment Services Agreement;
     (xii) unsecured Indebtedness of the Borrower not exceeding $400,000,000 in aggregate principal amount outstanding to provide liquidity for the clearing operations of ICE Clear Europe; and”
(b) Delete the figure “$2,000,000” in clause (xiii) thereof and substitute therefor the figure “$5,000,000”.
     1.13 Amendments to Section 7.5 (Investments). Section 7.5 to the Credit Agreement is hereby amended as follows:
(a) Delete the word “The” at the beginning of the first sentence thereof and insert the following at the beginning of the first sentence thereof:
“So long as the Total Leverage Ratio on a Pro Forma Basis is greater than 1.5 to 1.0 after giving effect to any such Investment (as hereinafter defined), the”
(b) Delete the figure “$150,000” in clause (iii) thereof and substitute therefor the figure “$5,000,000”.
(c) Delete clause (v) thereof in its entirety and substitute the following therefor:
“(v) without duplication, Investments consisting of intercompany Indebtednesss permitted under Section 7.2(iv) and Investments consisting of Guaranty Obligations permitted under Section 7.2(xi).”
(b) Delete “(y)” from the fourth line of clause (xiii) thereof, delete clause (z) thereof in its entirety and insert the following parenthetical prior to the period at the end of clause (xiii) thereof:
“(for the avoidance of doubt, if after giving effect to such Investment, the Total Leverage Ratio on a Pro Forma Basis is less than 1.5 to 1.0, the requirements of this subsection shall be deemed to be satisfied)”
     1.14 Amendments to Section 7.6 (Restricted Payments). Section 7.6 of the Credit Agreement is hereby amended by deleting the word “and” from the end of clause (c) thereof, replacing the period at the end of clause (d) thereof with a semicolon and adding the word “and” immediately thereafter, and adding a new clause (e) thereof as follows:

“(e) the Borrower may purchase, redeem, retire or otherwise acquire shares of its Capital Stock so long as immediately after giving pro forma effect thereto, (i) no Default or Event of Default shall have occurred and be continuing, and (ii) if, after giving effect to such stock repurchase, the Total Leverage Ratio on a Pro Forma Basis is greater than 1.5 to 1.0, the amount of cash paid as purchase price by the Borrower in connection with such stock repurchase, together with the aggregate amount paid in cash as purchase price by the Borrower in all other stock repurchases consummated from and after June ___, 2008, shall not exceed $150,000,000.”
     1.15 Amendments to Section 8.2 (Remedies: Termination of Commitments, Acceleration, etc. Section 8.2 to the Credit Agreement is hereby amended as follows:
(a) Delete the word “and” prior to the words “Swingline Commitment” on the third line of subsection (a) thereof, substitute a comma therefor and insert immediately after “Swingline Commitment” the following: “and the Issuing Lender’s obligation to issue Letters of Credit”
(b) Delete the word “and” from the end of clause (c) thereof, delete the period from the end of clause (d) thereof and substitute “; and” therefor and insert a new subsection (e) as follows:
“(e) Direct the Borrower to deposit (and the Borrower hereby agrees, forthwith upon receipt of notice of such direction from the Administrative Agent, to deposit) with the Administrative Agent from time to time such additional amount of cash as is equal to the aggregate Stated Amount of all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder), such amount to be held by the Administrative Agent in the Cash Collateral Account as security for the Letter of Credit Exposure as described in Section 2.19(h);”
     1.16 Amendment to Section 9.4 (Reliance by Administrative Agent). Section 9.4 of the Credit Agreement is hereby amended by deleting the third sentence thereof in its entirety and substituting the following therefor:
“In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.”
     1.17 Amendment to Section 10.1 (Expenses; Indemnity; Damage Waiver). Section 10.1 of the Credit Agreement is hereby amended as follows:
(a)	Insert immediately after clause (ii) of subsection (a) thereof a new clause (iii) as follows:

     “(iii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder,”
(b) Delete clause (ii) of subsection (b) thereof in its entirety and substitute the following therefor:
“(ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit),”
(c) Insert the words “or Letter of Credit” immediately after word “Loan” on the sixth line of subsection (d) thereof.
     1.18 Amendment to Section 10.2 (Governing Law; Submission to Jurisdiction; Waiver of Venue; Service of Process). Subsection (a) of Section 10.2 of the Credit Agreement is hereby amended by inserting the following proviso at the end of such section:
“ provided that each Letter of Credit shall be governed by, and construed in accordance with, the laws or rules designated in such Letter of Credit or application therefor or, if no such laws or rules are designated, the International Standby Practices of the International Chamber of Commerce, as in effect from time to time (the “ISP”), and, as to matters not governed by the ISP, the laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).”
     1.19 Amendments to Section 10.5 (Amendments, Waivers, etc.) Section 10.5 of the Credit Agreement is hereby amended as follows:
(a) Insert the following at the end of clause (ii) of subsection (a) thereof:
“or extend the time of payment of any Reimbursement Obligation or any interest thereon, or extend the expiry date of any Letter of Credit beyond the Letter of Credit Maturity Date,”
(b) Delete subsection (d) in its entirety and substitute the following therefor:
“(d) unless agreed to by the Required Revolving Credit Lenders, (i) except for any such changes to which Section 10.5(a) applies, change any provision of Section 2.19 or any terms or provisions of any Letter of Credit or any supporting documentation relating thereto (it being understood that no consent of any other Lender or the Administrative Agent is required), or (ii) amend, modify or waive any condition precedent to any Borrowing of Revolving Loans or issuance of a Letter of Credit set forth in Section 3.2 (including in connection with any waiver of an existing Default or Event of Default);”
     1.20 Amendments to Section 10.6 (Successors and Assigns). Section 10.6 of the Credit Agreement is hereby amended as follows:

(a)	Insert the following immediately after the words “Swingline Loans” on the third line of subsection (b) thereof and the sixth line of subsection (d) thereof: “and Letters of Credit”

(b)	Insert a new subsection (i) as follows:
“(i) Notwithstanding anything to the contrary contained herein, if Wachovia assigns all of its Revolving Credit Commitments and Revolving Loans in accordance with this Section 10.6, Wachovia may resign as Issuing Lender upon written notice to the Borrower and the Lenders. Upon any such notice of resignation, the Borrower shall have the right to appoint from among the Lenders a successor Issuing Lender; provided that no failure by the Borrower to make such appointment shall affect the resignation of Wachovia as Issuing Lender. Wachovia shall retain all of the rights and obligations of the Issuing Lender hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation and all obligations of the Borrower and the Revolving Credit Lenders with respect thereto (including the right to require the Revolving Credit Lenders to make Revolving Loans or fund participation interests pursuant to Section 2.19).”
     1.21 Amendment to Exhibits. Exhibit B-4 (Form of Letter of Credit Notice) in the form attached to this Amendment is hereby added to the Credit Agreement.
ARTICLE II
CONDITIONS OF EFFECTIVENESS
     This Amendment shall become effective as of the date (the “Second Amendment Effective Date”) when, and only when, each of the following conditions precedent shall have been satisfied:
(a)	The Administrative Agent shall have received, dated as of the Second Amendment Effective Date, an executed counterpart hereof from each of the Borrower and the Required Lenders.

(b)	Since December 31, 2007, both immediately before and after giving effect to this Amendment, there has not occurred (i) any Material Adverse Effect or (ii) any event, condition or state of facts that could reasonably be expected to have a Material Adverse Effect.

(c)	The Borrower shall have paid to the Administrative Agent, for the benefit of each Lender who approves this Amendment, a fee in the amount of 0.10% of each such approving Lender’s aggregate Commitment.

(d)	The Borrower shall have paid all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Amendment (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto).

ARTICLE III
CONFIRMATION OF REPRESENTATIONS AND WARRANTIES
     The Borrower hereby represents and warrants, on and as of the Second Amendment Effective Date, that (i) the representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of such date, both immediately before and after giving effect to this Amendment (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date), (ii) this Amendment has been duly authorized, executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms and (iii) no Default or Event of Default shall have occurred and be continuing on the Second Amendment Effective Date, both immediately before and after giving effect to this Amendment.
ARTICLE IV
ACKNOWLEDGEMENT AND CONFIRMATION OF THE CREDIT PARTIES
     Each Credit Party hereby confirms and agrees that, after giving effect to this Amendment, the Credit Agreement and the other Credit Documents to which it is a party remain in full force and effect and enforceable against such Credit Party in accordance with their respective terms and shall not be discharged, diminished, limited or otherwise affected in any respect, and represents and warrants to the Lenders that it has no knowledge of any claims, counterclaims, offsets, or defenses to or with respect to its obligations under the Credit Documents, or if such Credit Party has any such claims, counterclaims, offsets, or defenses to the Credit Documents or any transaction related to the Credit Documents, the same are hereby waived, relinquished, and released in consideration of the execution of this Amendment. This acknowledgement and confirmation by the Credit Parties is made and delivered to induce the Administrative Agent and the Lenders to enter into this Amendment, and each Credit Party acknowledges that the Administrative Agent and the Lenders would not enter into this Amendment in the absence of the acknowledgement and confirmation contained herein.
ARTICLE V
MISCELLANEOUS
     5.1 Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.
     5.2 Full Force and Effect. Except as expressly amended hereby, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. As used in the Credit Agreement, “hereinafter,” “hereto,” “hereof,” and words of similar import shall, unless the context otherwise requires, mean the Credit Agreement after amendment by this Amendment. Any reference to the Credit Agreement or any of the other Credit Documents herein or in any such documents shall refer to the Credit Agreement and

Credit Documents as amended hereby. This Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Credit Agreement except as expressly set forth herein. This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.
     5.3 Expenses. The Borrower agrees on demand (i) to pay all reasonable fees and expenses of counsel to the Administrative Agent, and (ii) to reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses, in each case, in connection with the preparation, negotiation, execution and delivery of this Amendment and the other Credit Documents delivered in connection herewith.
     5.4 Severability. To the extent any provision of this Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.
     5.5 Successors and Assigns. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.
     5.6 Construction. The headings of the various sections and subsections of this Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.
     5.7 Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first above written.

BORROWER:	INTERCONTINENTALEXCHANGE, INC.

	By:	/s/ Scott A. Hill
Name: Scott A. Hill
Title: Senior Vice President, Chief Financial Officer

GUARANTORS:	INTERCONTINENTALEXCHANGE
INTERNATIONAL, INC., a Delaware corporation

	By:	/s/ Scott A. Hill Name: Scott A. Hill Title: President and Treasurer

ICE MARKETS, INC., a Delaware corporation

	By:	/s/ Scott A. Hill Name: Scott A. Hill Title: President and Treasurer

ICE DATA, LP, a Delaware limited partnership

	By:	/s/ Scott A. Hill Name: Scott A. Hill Title: Manager

ICE DATA MANAGEMENT GROUP, LLC, a
Delaware limited liability company

	By:	/s/ Scott A. Hill Name: Scott A. Hill Title: Manager

ICE DATA INVESTMENT GROUP, LLC, a
Delaware limited liability company

	By:	/s/ Scott A. Hill Name: Scott A. Hill Title: Manager

ICE FUTURES U.S., INC. (formerly known as
CFC Acquisition Co.), a Delaware corporation

By:	/s/ Audrey Hirschfeld Name: Audrey Hirschfeld Title: Senior Vice President and General Counsel

ICE CLEAR U.S., INC. (formerly known as New
York Clearing Corporation), a New York corporation

By:	/s/ Brian P. Sayler Name: Brian P. Sayler Title: Vice President

NEW YORK FUTURES EXCHANGE, INC., a
New York corporation

By:	/s/ Audrey Hirschfeld Name: Audrey Hirschfeld Title: Senior Vice President and General Counsel

ECOPS, LLC, a New York limited liability company

By:	/s/ Joshua Teitelbaum Name: Joshua Teitelbaum Title: Vice President of Operations

CHATHAM ENERGY LLC, a Delaware limited
liability company

By:	/s/ Scott A. Hill Name: Scott A. Hill Title: Manager

COLUMBIA MERGER CORPORATION, a
Delaware corporation

By:	/s/ Scott A. Hill Name: Scott A. Hill Title: President and Treasurer

YELLOWJACKET, INC., a Delaware
corporation

By:	/s/ Scott A. Hill Name: Scott A. Hill Title: President and Treasurer

LENDERS:	WACHOVIA BANK, NATIONAL
ASSOCIATION, as Administrative Agent Swingline
Lender and as a Lender

	By:	/s/ G. Mendel Lay, Jr. Name: G. Mendel Lay, Jr. Title: Senior Vice President

BANK OF AMERICA, N.A., as
Syndication Agent and as a Lender

	By:	/s/ R. Shawn Janko Name: R. Shawn Janko Title: Senior Vice President

BMO CAPITAL MARKETS
FINANCING INC., as Documentation
Agent and as a Lender

	By:	/s/ Linda C. Haven Name: Linda C. Haven Title: Managing Director

SOCIETE GENERALE, as
Documentation Agent and as a Lender

	By:	/s/ Chin-Eav Eap Name: Chin-Eav Eap Title: Managing Director

ANNEX A
2.19 Letters of Credit.
     (a) Issuance. Subject to and upon the terms and conditions herein set forth, so long as no Default or Event of Default has occurred and is continuing, the Issuing Lender will, at any time and from time to time on and after the Closing Date and prior to the earlier of (i) the Letter of Credit Maturity Date and (ii) the Revolving Credit Termination Date, and upon request by the Borrower in accordance with the provisions of Section 3.2, issue for the account of the Borrower or any of its Subsidiaries one or more irrevocable standby letters of credit denominated in Dollars and in a form customarily used or otherwise approved by the Issuing Lender (together with all amendments, modifications and supplements thereto, substitutions therefor and renewals and restatements thereof, collectively, the “Letters of Credit”). The Stated Amount of each Letter of Credit shall not be less than $100,000.00. Notwithstanding the foregoing:
     (i) No Letter of Credit shall be issued if the Stated Amount upon issuance when added to the Aggregate Revolving Credit Exposure, would exceed the aggregate Revolving Credit Commitments at such time;
     (ii) Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, or otherwise will benefit, a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit (and the Borrower hereby acknowledges that the issuance of Letters of Credit for the benefit of its Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries);
     (iii) No Letter of Credit shall be issued that by its terms expires later than the Letter of Credit Maturity Date or, in any event, more than one year after its date of issuance; provided, however, that a Letter of Credit may, if requested by the Borrower, provide by its terms, and on terms acceptable to the Issuing Lender, for renewal for successive periods of one year or less (but not beyond the Letter of Credit Maturity Date), unless and until the Issuing Lender shall have delivered a notice of nonrenewal to the beneficiary of such Letter of Credit; and
     (iv) The Issuing Lender shall be under no obligation to issue any Letter of Credit if, at the time of such proposed issuance, (A) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) not in effect on the Second Amendment Effective Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to the Issuing Lender as of the Second Amendment

Effective Date and that the Issuing Lender in good faith deems material to it, or (B) the Issuing Lender shall have actual knowledge, or shall have received notice from any Lender, prior to the issuance of such Letter of Credit that one or more of the conditions specified in Section 3.2 are not then satisfied (or have not been waived in writing as required herein) or that the issuance of such Letter of Credit would violate the provisions of Section 2.19(a).
     (b) Notices. Whenever the Borrower desires the issuance of a Letter of Credit, the Borrower will give the Issuing Lender written notice with a copy to the Administrative Agent not later than 11:00 a.m., Charlotte time, three Business Days (or such shorter period as is acceptable to the Issuing Lender in any given case) prior to the requested date of issuance thereof. Each such notice (each, a “Letter of Credit Notice”) shall be irrevocable, shall be given in the form of Exhibit B-4 and shall specify (i) the requested date of issuance, which shall be a Business Day, (ii) the requested Stated Amount and expiry date of the Letter of Credit, and (iii) the name and address of the requested beneficiary or beneficiaries of the Letter of Credit. The Borrower will also complete any application procedures and documents reasonably required by the Issuing Lender in connection with the issuance of any Letter of Credit. Upon its issuance of any Letter of Credit, the Issuing Lender will promptly notify the Administrative Agent of such issuance, and the Administrative Agent will give prompt notice thereof to each Revolving Credit Lender. The renewal or extension of any outstanding Letter of Credit shall, for purposes of this Section 2.19, be treated in all respects as the issuance of a new Letter of Credit.
     (c) Participations. Immediately upon the issuance of any Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each Revolving Credit Lender, and each Revolving Credit Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty (except for the absence of Liens thereon created, incurred or suffered to exist by, through or under the Issuing Lender), an undivided interest and participation, pro rata (based on the percentage of the aggregate Revolving Credit Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitment), in such Letter of Credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto and any guaranty pertaining thereto; provided, however, that the fee relating to Letters of Credit described in Section 2.9(d) shall be payable directly to the Issuing Lender as provided therein, and the other Revolving Credit Lenders shall have no right to receive any portion thereof. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s pro rata share (determined as provided above) of each Reimbursement Obligation not reimbursed by the Borrower on the date due as provided in Section 2.19(d) or through the Borrowing of Revolving Loans as provided in Section 2.19(e) (because the conditions set forth in Section 3.2 cannot be satisfied, or for any other reason), or of any reimbursement payment required to be refunded to the Borrower for any reason. Upon any change in the Revolving Credit Commitments of any of the Revolving Credit Lenders pursuant to Section 10.6, with respect to all outstanding Letters of Credit and Reimbursement Obligations there shall be an automatic adjustment to the participations pursuant to this Section 2.19(c) to reflect the new pro rata shares of the assigning Lender and the assignee. Each Revolving Credit Lender’s obligation to make payment to the Issuing Lender pursuant to this Section 2.19(c) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including the termination of the Revolving Credit

Commitments or the existence of any Default or Event of Default, and each such payment shall be made without any offset, abatement, reduction or withholding whatsoever.
     (d) Reimbursement. The Borrower hereby agrees to reimburse the Issuing Lender by making payment to the Administrative Agent, for the account of the Issuing Lender, in immediately available funds, for any payment made by the Issuing Lender under any Letter of Credit (each such amount so paid until reimbursed, together with interest thereon payable as provided hereinbelow, a “Reimbursement Obligation”) immediately upon, and in any event on the same Business Day as, the making of such payment by the Issuing Lender (provided that any such Reimbursement Obligation shall be deemed timely satisfied (but nevertheless subject to the payment of interest thereon as provided hereinbelow) if satisfied pursuant to a Borrowing of Revolving Loans made on the date of such payment by the Issuing Lender, as set forth more completely in Section 2.19(e)), together with interest on the amount so paid by the Issuing Lender, to the extent not reimbursed prior to 2:00 p.m., Charlotte time, on the date of such payment or disbursement, for the period from the date of the respective payment to the date the Reimbursement Obligation created thereby is satisfied, at the Adjusted Base Rate applicable to Revolving Loans as in effect from time to time during such period, such interest also to be payable on demand. The Issuing Lender will provide the Administrative Agent and the Borrower with prompt notice of any payment or disbursement made or to be made under any Letter of Credit, although the failure to give, or any delay in giving, any such notice shall not release, diminish or otherwise affect the Borrower’s obligations under this Section 2.19(d) or any other provision of this Agreement. The Administrative Agent will promptly pay to the Issuing Lender any such amounts received by it under this Section 2.19(d).
     (e) Payment by Revolving Loans. In the event that the Issuing Lender makes any payment under any Letter of Credit and the Borrower shall not have timely satisfied in full its Reimbursement Obligation to the Issuing Lender pursuant to Section 2.19(d), and to the extent that any amounts then held in the Cash Collateral Account established pursuant to Section 2.19(h) shall be insufficient to satisfy such Reimbursement Obligation in full, the Issuing Lender will promptly notify the Administrative Agent, and the Administrative Agent will promptly notify each Revolving Credit Lender, of such failure. If the Administrative Agent gives such notice prior to 12:00 noon, Charlotte time, on any Business Day, each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Issuing Lender, its pro rata share (based on the percentage of the aggregate Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment) of the amount of such payment on such Business Day in immediately available funds. If the Administrative Agent gives such notice after 12:00 noon, Charlotte time, on any Business Day, each such Revolving Credit Lender shall make its pro rata share of such amount available to the Administrative Agent on the next succeeding Business Day. If and to the extent any Revolving Credit Lender shall not have so made its pro rata share of the amount of such payment available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, for the account of the Issuing Lender, forthwith on demand such amount, together with interest thereon at the Federal Funds Rate for each day from such date until the date such amount is paid to the Administrative Agent. The failure of any Revolving Credit Lender to make available to the Administrative Agent its pro rata share of any payment under any Letter of Credit shall not relieve any other Revolving Credit Lender of its obligation hereunder to make available to the Administrative Agent its pro rata share of any payment under any Letter of Credit on the date required, as specified above, but no

Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to make available to the Administrative Agent such other Revolving Credit Lender’s pro rata share of any such payment. Each such payment by a Revolving Credit Lender under this Section 2.19(e) of its pro rata share of an amount paid by the Issuing Lender shall constitute a Revolving Loan by such Revolving Credit Lender (the Borrower being deemed to have given a timely Notice of Borrowing therefor) and shall be treated as such for all purposes of this Agreement; provided that for purposes of determining the aggregate Unutilized Revolving Credit Commitments immediately prior to giving effect to the application of the proceeds of such Revolving Loans, the Reimbursement Obligation being satisfied thereby shall be deemed not to be outstanding at such time. Each Revolving Credit Lender’s obligation to make Revolving Loans pursuant to this Section 2.19(e) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the failure of the amount of such Borrowing of Revolving Loans to meet the minimum Borrowing amount specified in Section 2.2(b); provided, however, that each Revolving Credit Lender’s obligation to make Revolving Loans pursuant to this Section 2.19(e) is subject to the conditions set forth in Section 3.2 (other than delivery by the Borrower of a Notice of Borrowing).
     (f) Payment to Revolving Credit Lenders. Whenever the Issuing Lender receives a payment in respect of a Reimbursement Obligation as to which the Administrative Agent has received, for the account of the Issuing Lender, any payments from the Revolving Credit Lenders pursuant to Section 2.19(e), the Issuing Lender will promptly pay to the Administrative Agent, and the Administrative Agent will promptly pay to each Revolving Credit Lender that has paid its pro rata share thereof, in immediately available funds, an amount equal to such Revolving Credit Lender’s ratable share (based on the proportionate amount funded by such Revolving Credit Lender to the aggregate amount funded by all Revolving Credit Lenders) of such Reimbursement Obligation.
     (g) Obligations Absolute. The Reimbursement Obligations of the Borrower shall be irrevocable, shall remain in effect until the Issuing Lender shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit, and shall be absolute and unconditional, shall not be subject to counterclaim, setoff or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:
     (i) Any lack of validity or enforceability of this Agreement, any of the other Credit Documents or any documents or instruments relating to any Letter of Credit;
     (ii) Any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations in respect of any Letter of Credit or any other amendment, modification or waiver of or any consent to departure from any Letter of Credit or any documents or instruments relating thereto, in each case whether or not the Borrower has notice or knowledge thereof;
     (iii) The existence of any claim, setoff, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the

Administrative Agent, the Issuing Lender, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated hereby or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);
     (iv) Any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect (provided that such draft, certificate or other document appears on its face to comply with the terms of such Letter of Credit), any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, telecopier or otherwise, or any errors in translation or in interpretation of technical terms;
     (v) Any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit (provided that any draft, certificate or other document presented pursuant to such Letter of Credit appears on its face to comply with the terms thereof), any nonapplication or misapplication by the beneficiary or any transferee of the proceeds of such drawing or any other act or omission of such beneficiary or transferee in connection with such Letter of Credit;
     (vi) The exchange, release, surrender or impairment of any collateral or other security for the Obligations;
     (vii) The occurrence of any Default or Event of Default; or
     (viii) Any other circumstance or event whatsoever, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a Guarantor.
Any action taken or omitted to be taken by the Issuing Lender under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall be binding upon the Borrower and each Lender and shall not create or result in any liability of the Issuing Lender to the Borrower or any Lender. It is expressly understood and agreed that, for purposes of determining whether a wrongful payment under a Letter of Credit resulted from the Issuing Lender’s gross negligence or willful misconduct, (i) the Issuing Lender’s acceptance of documents that appear on their face to comply with the terms of such Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, (ii) the Issuing Lender’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect (so long as such document appears on its face to comply with the terms of such Letter of Credit), and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (iii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of the Issuing Lender.

     (h) Cash Collateral Account. At any time and from time to time (i) after the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the direction or with the consent of the Required Revolving Lenders shall, require the Borrower to deliver to the Administrative Agent such additional amount of cash as is equal to 100% of the aggregate Stated Amount of all Letters of Credit at any time outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) and (ii) in the event of a prepayment under Section 2.6(c) or Section 2.6(d), the Administrative Agent will retain such amount as may then be required to be retained, such amounts in each case under clauses (i) and (ii) above to be held by the Administrative Agent in a cash collateral account (the “Cash Collateral Account”). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, a Lien upon and security interest in the Cash Collateral Account and all amounts held therein from time to time as security for Letter of Credit Exposure, and for application to the Borrower’s Reimbursement Obligations as and when the same shall arise. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest on the investment of such amounts in Cash Equivalents, which investments shall be made at the direction of the Borrower (unless a Default or Event of Default shall have occurred and be continuing, in which case the determination as to investments shall be made at the option and in the discretion of the Administrative Agent), amounts in the Cash Collateral Account shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. In the event of a drawing, and subsequent payment by the Issuing Lender, under any Letter of Credit at any time during which any amounts are held in the Cash Collateral Account, the Administrative Agent will deliver to the Issuing Lender an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse the Issuing Lender therefor. Any amounts remaining in the Cash Collateral Account (including interest) after the expiration of all Letters of Credit and reimbursement in full of the Issuing Lender for all of its obligations thereunder shall be held by the Administrative Agent, for the benefit of the Borrower, to be applied against the Obligations in such order and manner as the Administrative Agent may direct. If the Borrower is required to provide cash collateral pursuant to Section 2.6(g), such amount (including interest), to the extent not applied as aforesaid, shall be returned to the Borrower on demand, provided that after giving effect to such return (i) the Aggregate Revolving Credit Exposure would not exceed the aggregate Revolving Credit Commitments at such time and (ii) no Default or Event of Default shall have occurred and be continuing at such time. If the Borrower is required to provide cash collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
     (i) The Issuing Lender. The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the rights, benefits and immunities (a) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by it in connection with Letters of Credit issued by it or proposed to be issued by it and any documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the Issuing Lender with respect to such acts or omissions, and (b) as additionally provided herein with respect to the Issuing Lender.

     (j) Effectiveness. Notwithstanding any termination of the Revolving Credit Commitments or repayment of the Loans, or both, the obligations of the Borrower under this Section 2.19 shall remain in full force and effect until the Issuing Lender and the Revolving Credit Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.